10.2	Form of Letter Agreement Amending Employment Agreements of James D. Rickard, Paul A. Chrisco, Michael K. Bauer, Kevin J. Cecil and Bill D. Wright

May [___], 2009

[Senior Executive Officer]
Community Bank Shares of Indiana, Inc.
101 West Spring Street
New Albany, IN  47150

Dear [Senior Executive Officer],

          Community Bank Shares of Indiana, Inc. (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Purchase Agreement”) with the United States Department of Treasury (the “Treasury”) that provides, among other things, for the Treasury’s purchase of Company securities. This purchase is anticipated to occur as part of the Company’s participation in the Treasury’s Troubled Asset Relief Program (“TARP”) - Capital Purchase Program (the “CPP”).  If the Company does not participate or ceases at any time to participate in TARP, this letter shall be of no further force and effect.

          As a condition to the closing of the investment contemplated by the Purchase Agreement, the Company is required to take certain actions with respect to compensation arrangements of some of its executive officers. For purposes of the CPP, the Company has determined that you are or may be a Senior Executive Officer (defined below) or one of the next 5 most highly-compensated employees of the Company.  To comply with the requirements of the CPP, and in consideration of the benefits that you will receive because of the Company’s participation in the CPP and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you agree as follows:

            (1)           No Golden Parachute (Severance) Payments. The Company may not pay and you will not be entitled to receive from the Company any Golden Parachute Payment (as defined below) during any Restricted Period (defined below).

            (2)           Recovery of Bonus and Incentive Compensation.  Any bonus, retention award or incentive compensation paid to you during the Restricted Period or prior to the Restricted Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate statements of earnings, revenues, gains or other criteria.  In such an event, you will be required to and shall return to the Company any bonus, retention award or incentive compensation paid to you by the Company if such bonus, retention award or incentive compensation was paid to you based on materially inaccurate statements of earnings, revenues, gains or other criteria.

            (3)           Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements, including your employment agreement (the “Employment Agreement”), and compensation policies (all such plans, arrangements and agreements, and policies, the “Compensation Plans”) are hereby amended with respect to you to the extent necessary to give effect to provisions (1) and (2) of this letter, and you agree to execute any further amendments as may be necessary to implement the agreements contained in this letter.

            (4)           Compensation Plan Review.  In addition, the Company is required to review its Compensation Plans to ensure that the Compensation Plans do not (a) provide incentives or otherwise encourage its Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company, (b) encourage manipulation of the Company’s reported earnings to enhance compensation of any employees or (c) commit the Company to make excessive or luxury expenditures as identified under EESA (defined below).  To the extent any such review requires revisions to any Compensation Plan, you agree that the Company may implement unilaterally such changes to the Compensation Plans that the Company determines are necessary because of such review of its Compensation Plans.

            (5)           Bonus Restriction.  If you are the most highly compensated employee of the Company, to the extent required by Section 111 of EESA, you will not receive or accrue during the Restricted Period any bonus, retention award or incentive compensation except as described in the next sentence.  This prohibition does not apply to the award of long-term restricted stock in a year that (i) does not fully vest during the Restricted Period, (ii) does not have a value of greater than one-third of your total annual compensation amount for such year and (iii) is subject to such other terms and conditions as the Treasury may determine are in the public interest.

            (6)           Definitions and Interpretation. This letter shall be interpreted as follows:

• “Company” includes any entities treated as a single employer with the Company under EESA, including Your Community Bank and The Scott County State Bank.  You are also delivering a waiver pursuant to the Securities Purchase Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

• “EESA” means the Emergency Economic Stabilization Act of 2008, as amended, and any future amendments thereto and regulations and other authorized guidance issued thereunder.

• “Golden Parachute Payment” means any payment upon departure from employment for any reason, except for payments for services performed or benefits accrued, pursuant to subsection 111(a)(2) of EESA.

• “Restricted Period” means any period that the Investor under the Purchase Agreement owns any debt or equity securities of the Company acquired pursuant to the Purchase Agreement or the Warrants issued thereunder.

•  “Senior Executive Officer” means an individual who is 1 of the top 5 most highly paid executives of the Company, whose compensation is required to be disclosed pursuant to the Securities Exchange Act of 1934, and any regulations issued thereunder, pursuant to subsection 111(a)(1) of EESA, as determined in accordance with EESA.

• This letter is intended to, and shall be interpreted, administered and construed to comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Compensation Plans in accordance with their terms before giving effect to this letter).

            (7)           Payments following TARP Participation.   Once the Restricted Period has ended and if applicable law permits, the Company will pay you all cash amounts, if any, it would have paid to you as a result of any event(s) that occurred during the Restricted Period that would have entitled you to cash payment rights under your employment agreement with the Company.  Any such payment amounts will not accrue interest.

            (8)          Termination of Noncompetition Provisions in Employment Agreement.  If, during the Restricted Period, your employment is terminated by the Company under your Employment Agreement for other than Cause, Disability, Retirement or Death, of if, during the Restricted Period, your employment is terminated by you due to a material breach of the Employment Agreement which has not been cured within fifteen (15) days after a written notice of non-compliance has been given by you to the Company, then the provisions in your Employment Agreement prohibiting you from competing with or being employed by any company that competes with the Company within a certain geographic region shall not apply to you, but the provisions of the Employment Agreement prohibiting you from soliciting or attempting to entice away any employees, customers, projects, loan arrangements or prospective business opportunities of the Company shall continue in force and shall be enforceable against you for a period of one year following your termination of employment with the Company.

            (9)           Miscellaneous. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the State of Indiana. This letter may be executed in two or more counterparts, each of which will be deemed an original. A signature transmitted by facsimile will be deemed an original signature.

We appreciate the concessions you are making and look forward to your continued leadership during these financially turbulent times.

Sincerely,

                                                                                                Community Bank Shares of Indiana, Inc.

By:  _________________________________
                                                                                                       Name:
                                                                                                       Title:
Intending to be legally bound,
I agree with and accept the foregoing
terms on the date set forth below.

By: ____________________________

Name:   [Senior Executive Officer]
Title:
Date: